1. Name and Address of Reporting Person
   Gordon, Cynthia
   C/O Zale Corporation
   901 West Walnut Hill Lane
   Irving, TX 75038-1033
2. Date of Event Requiring Statement (Month/Day/Year)
   02/28/2003
3. IRS or Social Security Number of Reporting Person (Voluntary)
4. Issuer Name and Ticker or Trading Symbol
   Zale Corporation (ZLC)
5. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director                   ( ) 10% Owner
   (X) Officer (give title below) ( ) Other (specify below)
   Sr. Vice President, Controller
6. If Amendment, Date of Original (Month/Day/Year)
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

TABLE I -- Non-Derivative Securities Beneficially Owned
+------------------------------------------+----------------------+----------------+-----------------------------------------------+
|1. Title of Security                      |2. Amount of          |3. Ownership    |4. Nature of Indirect Beneficial Ownership     |
|                                          |   Securities         |   Form:        |                                               |
|                                          |   Beneficially Owned |   Direct(D) or |                                               |
|                                          |                      |   Indirect(I)  |                                               |
+------------------------------------------+----------------------+----------------+-----------------------------------------------+
Common Stock                                622                    I                401K

TABLE II -- Derivative Securities Beneficially Owned
+-----------------------+---------------------+---------------------------------+----------+-------------+-------------------------+
|1.Title of Derivative  |2.Date Exercisable   |3.Title and Amount of Securities |4.Conver- |5.Ownership  |6. Nature of Indirect    |
|  Security             |  and Expiration Date|  Underlying Derivative          | sion or  | Form of     |   Beneficial Ownership  |
|                       |  (Month/Day/Year)   |  Security                       | Exercise | Derivative  |                         |
|                       +----------+----------+-----------------------+---------+ Price of | Security:   |                         |
|                       | Date     | Expira-  |                       |Amount or| Deri-    | Direct(D) or|                         |
|                       | Exer-    | tion     |         Title         |Number of| vative   | Indirect(I) |                         |
|                       | cisable  | Date     |                       |Shares   | Security |             |                         |
+-----------------------+----------+----------+-----------------------+---------+----------+-------------+-------------------------+
Stock Options (Right to  07/17/2003 07/17/2012 Common Stock            3000      $28.29     D
buy)                     <F1>
Stock Options (Right to  07/12/2002 07/12/2011 Common Stock            3400      $31.75     D
buy)                     <F2>
Stock Options (Right to  07/09/1999 07/09/2008 Common Stock            2500      $33.4375   D
buy)                     <F3>
Stock Options (Right to  07/12/2001 07/12/2010 Common Stock            4000      $43.0313   D
buy)                     <F4>
Stock Options (Right to  07/15/2000 07/15/2009 Common Stock            3000      $43.5      D
buy)                     <F5>

Explanation of Responses:

<F1>
Granted under the Zale Corporation Omnibus Stock Incentive Plan and vests in four equal annual installments beginning 7/17/2003.
<F2>
Granted under the Zale Corporation Omnibus Stock Incentive Plan and vests in four equal annual installments beginning 7/12/2002.
<F3>
7/9/1998 grant under the Zale Corporation Omnibus Stock Incentive Plan that vested in four equal annual installments beginning 7/9/1999.
<F4>
Granted under the Zale Corporation Omnibus Stock Incentive Plan and vests in four equal annual installments beginning 7/12/2001.
<F5>
Granted under the Zale Corporation Omnibus Stock Incentive Plan and vests in four equal annual installments beginning 7/15/2000.

SIGNATURE OF REPORTING PERSON
/s/ Cynthia Gordon

DATE
03/07/2003